Exhibit 99.1

Marinus Pharmaceuticals Provides Business Update and Reports Third Quarter 2022 Financial Results

●	Initiated U.S. ZTALMY® (ganaxolone) launch in late July with over 50 completed CDKL5 deficiency disorder prescription enrollment forms; approximately 40% of those patients were on reimbursed therapy by the end of the third quarter
●	ZTALMY generated $0.56 million in net product revenue for the first partial quarter following launch and received positive coverage criteria from over 15 payers representing approximately 70 million lives
●	Actively recruiting Phase 3 clinical trials in refractory status epilepticus and tuberous sclerosis complex; data continues to be expected 2H 2023 and Q1 2024, respectively
●	Cash runway projected to extend into Q1 2024 following sale of Priority Review Voucher, exercise of contract option by BARDA and execution of revenue interest financing agreement
●	Marinus to host conference call on November 8, 2022, at 8:30 a.m. ET

RADNOR, Pa. – November 7, 2022 – Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, today reported business highlights and financial results for the third quarter ended September 30, 2022.

“I’m incredibly proud of the progress the Marinus team has made to position the organization for success as we enter our next stage of growth as a commercial-stage company,” said Scott Braunstein, M.D., Chief Executive Officer of Marinus. “The strong U.S. launch of ZTALMY coupled with two important recent transactions—the sale of the priority review voucher and the revenue interest financing—are projected to extend our cash runway into 2024 and allow us to continue to focus on executing beyond our two anticipated Phase 3 trial data readouts. We believe we are poised to execute on our goals and expand our reach to additional patients suffering from rare forms of epilepsy.”

ZTALMY®

●	Initiated U.S. commercial launch of ZTALMY® (ganaxolone) oral suspension CV on July 28 with over 50 completed CDKL5 deficiency disorder (CDD) prescription enrollment forms from over 40 unique accounts for the nine-week launch period ended September 30
●	Approximately 40% of CDD patients with completed prescription enrollment forms were on reimbursed therapy by the end of the third quarter, driving $0.56 million in net product revenue
●	As of November 1, 2022, ZTALMY received favorable coverage determinations from over 15 payers representing approximately 70 million lives, with the remainder of published policies anticipated by year end
o	57% of U.S. commercial plans extended label coverage to ZTALMY

Clinical Pipeline

Status Epilepticus

Exhibit 99.1

●	Protocol amendment for the Phase 3 RAISE trial of intravenous (IV) ganaxolone in refractory status epilepticus (RSE) adopted across the majority of clinical sites with full adoption expected by year end
o	Targeting 70 total activated sites, including Canada and Australia, by Q2 2023
o	Topline results continue to be expected in the second half of 2023
●	Based on preliminary blinded review, baseline characteristics of patients currently enrolled in Phase 3 RSE trial are comparable to those who were enrolled in the Phase 2 RSE trial
●	Phase 3 RAISE II trial in RSE (for European registration) protocol finalized with enrollment anticipated to begin in the second half of 2023
●	Phase 2 RESET trial in established status epilepticus (ESE) site activations underway and expected to begin U.S. enrollment by year end
●	Biomedical Advanced Research and Development Authority (BARDA), part of the Administration for Strategic Preparedness and Response at the U.S. Department of Health and Human Services, exercised its first contract option valued at approximately $12.3 million to support U.S. onshoring of the manufacturing capabilities for ganaxolone active pharmaceutical ingredient (API)

Ganaxolone development in the RAISE trial is being funded in part by the Biomedical Advanced Research and Development Authority (BARDA), part of the Administration for Strategic Preparedness and Response at the U.S. Department of Health and Human Services, under contract number 75A50120C00159.

Tuberous Sclerosis Complex (TSC)

●	Actively screening patients in Phase 3 TrustTSC trial of oral ganaxolone at sites in the U.S. and Europe
●	Targeting 85 clinical sites with activations in Canada and Israel expected by year end and Australia in the first half of 2023
●	Topline data continues to be anticipated in the first quarter of 2024

CDKL5 Deficiency Disorder (CDD)

●	On track to submit complete responses to the European Medicine Agency (EMA) Day 120 List of Questions for the Marketing Authorization Application (MAA) for ZTALMY by the end of November 2022, which would result in the EMA Committee for Medicinal Products for Human Use opinion by the end of the first quarter of 2023

Second Generation Product Development

●	An additional Phase 1 cohort of a second generation oral formulation is planned
o	An assessment of higher single doses above 900 mg in healthy volunteers
o	Multiple ascending dose (MAD) study planned for 1H 2023
●	Phase 2 trial in Lennox-Gastaut syndrome is targeted to begin in 2023
●	Prodrug development continues to advance with lead oral and IV candidates selected; Phase 1 data targeted for 2024

Exhibit 99.1

Financial and Business Updates

●	Closed on the sale of the Rare Pediatric Disease Priority Review Voucher for $110 million in August 2022
●	In October 2022, Marinus entered into a revenue interest financing agreement with Sagard Healthcare Partners for a total of $32.5 million upfront in return for future payments on U.S. net sales of ganaxolone
●	Expect that funding received as a result of the recently completed revenue interest financing in addition to cash and cash equivalents on hand as of September 30, 2022 will be sufficient to fund the Company’s operating expenses, capital expenditure requirements and maintain the minimum cash balance of $15 million required under the Company’s debt facility into the first quarter of 2024

Financial Results (preliminary)

●	At September 30, 2022, the Company had cash and cash equivalents of $168.2 million, compared to $122.9 million at December 31, 2021.
●	Marinus recognized $2.3 million and $18.3 million in total revenue for the three and nine months ended September 30, 2022, respectively, as compared to $10.1 million and $13.8 million, for the same periods in the prior year, respectively. Revenues are recognized as a result of U.S. product sales of ZTALMY, Marinus’ BARDA federal contract and European collaboration with Orion Corporation.
o	Net product revenues of $0.56 million were recorded for each of the three and nine months ended September 30, 2022 as a result of the commercial launch of ZTALMY in late July 2022. No net products revenues were recorded in periods prior to the launch.
o	The Company recognized $1.8 million and $5.1 million in BARDA federal contract revenue for the three and nine months ended September 30, 2022, respectively, as compared to $1.1 million and $4.8 million for the same periods in the prior year, respectively.
o	Collaboration revenue in 2022 consists of a one-time revenue recognition of $12.7 million in the first quarter of 2022 related to the Orion collaboration. Collaboration revenue in the prior year of $9.0 million was recognized in the third quarter of 2021 as a result of the upfront payment from the Orion collaboration.
●	Research and development (R&D) expenses were $19.0 million and $58.5 million for the three and nine months ended September 30, 2022, respectively, as compared to $18.4 million and $55.5 million for the same periods in the prior year, respectively. The increase was due primarily to costs associated with increased R&D headcount and start-up of the Phase 3 tuberous sclerosis complex trial, partially offset by reduced costs associated with the CDKL5 deficiency disorder (CDD) indication.
●	Selling, general and administrative (SG&A) expenses were $13.4 million and $42.2 million for the three and nine months ended September 30, 2022, respectively, as compared to $9.5 million and $26.7 million for the same periods in the prior year, respectively. The primary drivers of the increase were preparation for and launch of ZTALMY and additional support for scale up of the Company’s operations.

Exhibit 99.1

●	During the nine months ended September 30, 2022, a one-time IP license fee of $1.2 million was recognized as expense in the first quarter of 2022, associated with the agreement with Ovid Therapeutics to license patents and patent applications for the use of ganaxolone in the treatment of CDD.
●	The Company reported net income of $73.3 million and $14.5 million for the three and nine months ended September 30, 2022, respectively. These net income totals include a one-time gain of $107.4 million associated with the sale of the PRV in the third quarter of 2022; cash used in operating activities increased to $91.0 million for the nine months ended September 30, 2022, compared to $33.7 million for the same period a year ago.
●	Readers are referred to, and encouraged to read in its entirety, the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2022, to be filed with the Securities and Exchange Commission, which includes further detail on the Company’s business plans, operations, financial condition, and results of operations.

Selected Financial Data (in thousands, except share and per share amounts)

	September 30,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$168,249	$122,927
Other assets	16,592	13,913
Total assets	$184,841	$136,840
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$21,050	$40,566
Long Term Debt, Net	70,780	40,809
Other long-term liabilities	11,007	1,979
Total liabilities	102,837	83,354
Total stockholders’ equity	82,004	53,486
Total liabilities and stockholders’ equity	$184,841	$136,840

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Product revenue, net	$555	$—	$555	$—
Federal contract revenue	1,785	1,127	5,088	4,838
Collaboration revenue	—	8,987	12,673	8,987
Total revenue	2,340	10,114	18,316	13,825

Expenses:
Research and development	19,002	18,353	58,488	55,506
Selling, general and administrative	13,389	9,452	42,187	26,656
Cost of product revenue	48	—	48	—
Cost of collaboration revenue	—	1,478	—	1,478

Exhibit 99.1

Cost of IP license fee	—	—	1,169	—
Total expenses:	32,439	29,283	101,892	83,640
Loss from operations	(30,099)	(19,169)	(83,576)	(69,815)
Interest income	514	17	610	57
Interest expense	(2,634)	(678)	(6,982)	(1,029)
Gain from sale of priority review voucher, net	107,375	—	107,375	—
Other income (expense), net	(114)	323	(1,179)	316
Income (loss) before income taxes	75,042	(19,507)	16,248	(70,471)
Provision for income taxes	(1,752)	—	(1,752)	—
Net income (loss) and comprehensive income (loss)	$73,290	$(19,507)	$14,496	$(70,471)
Net income (loss) applicable to common shareholders	$71,634	$(19,507)	$14,160	$(70,471)
Per share information:
Net income (loss) per share of common stock—basic	$1.93	$(0.53)	$0.38	$(1.92)
Net income (loss) per share of common stock—diluted	$1.89	$(0.53)	$0.37	$(1.92)
Basic weighted average shares outstanding	37,202,269	36,744,591	37,084,060	36,667,472
Diluted weighted average shares outstanding	37,910,511	36,744,591	38,393,754	36,667,472

Conference Call Information

Tuesday, November 8, at 8:30 a.m. ET

Domestic: (888) 550-5280

International: (646) 960-0813

Webcast Link:  https://events.q4inc.com/attendee/163157006

Conference ID: 2696394

About Marinus Pharmaceuticals

Marinus is a commercial-stage pharmaceutical company dedicated to the development of innovative therapeutics for seizure disorders. The Company’s commercial product, ZTALMY® (ganaxolone) oral suspension CV, has been approved by the U.S. FDA for the treatment of seizures associated with CDKL5 deficiency disorder in patients two years of age and older. The potential of ganaxolone is also being studied in other seizure disorders, including in Phase 3 trials in tuberous sclerosis complex and refractory status epilepticus. Ganaxolone is a neuroactive steroid GABAA receptor modulator that acts on a well-characterized target in the brain known to have anti-seizure effects. It is being developed in IV and oral formulations to maximize therapeutic reach for adult and pediatric patients in acute and chronic care settings. For more information visit www.marinuspharma.com.

Forward-Looking Statements

Exhibit 99.1

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may", "will", "expect", "anticipate", "estimate", "intend", "believe", and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our commercialization and marketing plans for ZTALMY; the potential benefits ZTALMY will provide for physicians and patients; our expectations regarding the ZTALMY One program; statements regarding our expected clinical development plans, enrollment in our clinical trials, regulatory communications and submissions for ganaxolone, and the timing thereof; our plans with respect to the use of the proceeds from the PRV sale and the Sagard agreement; our expected cash runway; our expectations regarding BARDA funding; our expectations and beliefs regarding the FDA and EMA with respect to our product candidates; our expectations regarding the development of new formulations and prodrug candidates; our expectation regarding the impact of the COVID-19 pandemic on our business and clinical development plans; our financial projections; the potential safety and efficacy of ganaxolone, as well as its therapeutic potential in a number of indications; and other statements regarding the company's future operations, financial performance, financial position, prospects, objectives and other future event.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, unexpected results or delays in the commercial launch of ZTALMY, including any potential delays caused by the current COVID-19 global pandemic; unexpected market acceptance, payor coverage or future prescriptions and revenue generated by ZTALMY; unexpected actions by the FDA or other regulatory agencies with respect to our products; competitive conditions and unexpected adverse events or patient outcomes from being treated with ZTALMY, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the varying interpretation of clinical data; our ability to comply with the FDA’s requirement for additional post-marketing studies in the required time frames; the timing of regulatory filings for our other product candidates; the potential that regulatory authorities, including the FDA and EMA, may not grant or may delay approval for our product candidates; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the FDA or EMA may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; our ability to obtain and maintain regulatory approval for our product candidate; our ability to develop new formulations of ganaxolone or prodrugs; our ability to obtain, maintain, protect and defend intellectual property for our product candidates; the potential negative impact of third party patents on our or our collaborators’ ability to commercialize ganaxolone; delays, interruptions or failures in the manufacture and supply of our product candidate; the size and growth potential of the markets for the company’s product candidates, and the company’s ability to service those markets; the company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; the company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the company’s ability to obtain additional funding to support its clinical development

Exhibit 99.1

and commercial programs; the potential for our ex-US partners to breach their obligations under their respective agreements with us or terminate such agreements in accordance with their respective terms; the risk that drug product quality requirements may not support continued clinical investigation of our product candidates and result in delays or termination of such clinical studies and product approvals; the effect of the COVID-19 pandemic on our business, the medical community, regulators and the global economy; and the availability or potential availability of alternative products or treatments for conditions targeted by us that could affect the availability or commercial potential of our product candidate. This list is not exhaustive and these and other risks are described in our periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Company Contact
Sasha Damouni Ellis
Vice President, Corporate Affairs & Investor Relations
Marinus Pharmaceuticals, Inc.
sdamouni@marinuspharma.com